Exhibit 10.45

ADVISORY AGREEMENT

among

KBS REAL ESTATE INVESTMENT TRUST III, INC.,

KBS LIMITED PARTNERSHIP III

and

KBS CAPITAL ADVISORS LLC

[                    ], 2022

i

16.06 Waiver	21
16.07 Gender	22
16.08 Titles Not to Affect Interpretation	22
16.09 Counterparts	22

ii

ADVISORY AGREEMENT

This Advisory Agreement, dated as of [                    , 2022] (the “Agreement”), is by and among KBS Real Estate Investment Trust III, Inc., a Maryland corporation (the “Company”), KBS Limited Partnership III, a Delaware limited partnership (the “Operating Partnership”) and KBS Capital Advisors LLC, a Delaware limited liability company (the “Advisor”). Capitalized terms used herein shall have the meanings ascribed to them in Article 1 below.

W  I  T  N  E  S  S  E  T  H

WHEREAS, the Company is the general partner of the Operating Partnership and intends to conduct all of its business and make all or substantially all of its investments in Properties, Loans and other Permitted Investments through the Operating Partnership;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the knowledge, experience, sources of information, advice, assistance and certain facilities available to the Advisor and to have the Advisor undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board, all as provided herein; and

WHEREAS, the Advisor is willing to undertake to render such services, subject to the supervision of the Board, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The following defined terms used in this Agreement shall have the meanings specified below:

“Acquisition Expenses” means any and all expenses, excluding Acquisition Fees, incurred by the Company, the Operating Partnership, the Advisor or any of their Affiliates in connection with the selection, acquisition or development of any property, loan or other potential investment, whether or not acquired or originated, as applicable, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on properties or other investments not acquired, accounting fees and expenses, title insurance premiums and miscellaneous expenses related to the selection, acquisition, origination or development of any property, loan or other potential investment.

“Acquisition Fees” means any and all fees and commissions, excluding Acquisition Expenses, paid by any Person to any Person in connection with making, originating or investing in any Property, Loan or other Permitted Investment or the purchase, development or construction of any Property by the Company or the Operating Partnership. Included in the computation of such fees or commissions shall be any real estate commission, selection fee,

Development Fee, Construction Fee, nonrecurring management fee, loan fees or points or any fee of a similar nature, however designated. Excluded shall be Development Fees and Construction Fees paid to Persons not Affiliated with the Advisor in connection with the actual development and construction of a Property.

“Advisor” means (i) KBS Capital Advisors LLC, a Delaware limited liability company, or (ii) any successor advisor to the Company.

“Affiliate” or “Affiliated.” An Affiliate of another Person includes any of the following: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of the assets of the Company invested, directly or indirectly, in Properties, Loans and other Permitted Investments secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period.

“Board of Directors” or “Board” means the board of directors of the Company, as of any particular time.

“Bylaws” means the bylaws of the Company, as amended from time to time.

“Charter” means the Articles of Incorporation of the Company under Title 2 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended and supplemented from time to time.

“Class D Common Stock” shall have the meaning set forth in the Charter.

“Class I Common Stock” shall have the meaning set forth in the Charter.

“Class S Common Stock” shall have the meaning set forth in the Charter.

“Class T Common Stock” shall have the meaning set forth in the Charter.

“Class I Unit” shall have the meaning set forth in the Operating Partnership Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” means KBS Real Estate Investment Trust III, Inc., a corporation organized under the laws of the State of Maryland.

“Company Management Fee” shall have the meaning set forth in Section 8.01.

“Conflicts Committee” shall have the meaning set forth in the Company’s Charter.

“Construction Fee” means a fee or other remuneration for acting as general contractor and/or construction manager to construct improvements, supervise and coordinate projects or to provide major repairs or rehabilitation on a Property.

“Dealer Manager” means (i) [     ], or (ii) any successor dealer manager to the Company.

“Development Fee” means a fee for the packaging of a Property, including negotiating and approving plans, and undertaking to assist in obtaining zoning and necessary variances and necessary financing for the Property, either initially or at a later date.

“Director” means a member of the Board of Directors of the Company.

“Distribution Fees” shall have the meaning set forth in the Charter.

“Distributions” means any distributions of money or other property by the Company to owners of Shares, including distributions that may constitute a return of capital for federal income tax purposes.

“Excess Amount” shall have the meaning set forth in Section 9.02(ii).

“Expense Year” shall have the meaning set forth in Section 9.02(ii).

“GAAP” means accounting principles generally accepted in the United States.

“Gross Proceeds” means the aggregate purchase price of all Shares sold for the account of the Company through an Offering, without deduction for Organization and Offering Expenses.

“Joint Venture” means any joint venture, limited liability company or other Affiliate of the Company that owns, in whole or in part, on behalf of the Company any Properties, Loans or other Permitted Investments.

“Listing” shall have the meaning set forth in the Company’s Charter.

“Loans” means mortgage loans and other types of debt financing investments made by the Company or the Operating Partnership, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, and including, without limitation, mezzanine loans, B-notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans, loans on leasehold interests, and participations in such loans.

“Management Fee” shall have the meaning set forth in Section 8.01.

“Management Fee Shares” shall have the meaning set forth in Section 8.03.

“NASAA Guidelines” means the NASAA Statement of Policy Regarding Real Estate Investment Trusts as in effect on the date hereof.

“NAV” shall mean the net asset value of the Company, the Operating Partnership, per Share or per Unit, as the context requires, calculated pursuant to the Valuation Guidelines.

“Net Income” means, for any period, the total revenues applicable to such period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses (as defined herein) shall exclude the gain from the sale of the Company’s assets.

“Offering” means any offering of Shares that is registered with the SEC, excluding Shares offered under any employee benefit plan.

“OP Management Fee” shall have the meaning set forth in Section 8.01.

“Operating Expenses” means all costs and expenses incurred by the Company, as determined under GAAP, that in any way are related to the operation of the Company or to Company business, including fees paid to the Advisor, but excluding (i) the expenses of raising capital such as Organization and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and Listing of the Shares, (ii) interest payments, (iii) taxes, (iv) non-cash expenditures such as depreciation, amortization and bad loan reserves, (v) incentive fees paid in compliance with Section IV.F. of the NASAA Guidelines and (vi) Acquisition Fees, Acquisition Expenses, real estate commissions on the resale of real property, and other expenses connected with the acquisition, origination, disposition, and ownership of real estate interests, loans or other property (other than commissions on the sale of assets other than real property), such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair and improvement of property.

“Operating Partnership” shall have the meaning set forth in the preamble of this Agreement.

“Operating Partnership Agreement” shall mean the Limited Partnership Agreement of the Operating Partnership, as amended from time to time.

“Organization and Offering Expenses” means all expenses incurred by or on behalf of the Company in connection with or in preparing the Company for registration of and subsequently offering and distributing its Shares to the public, whether incurred before or after the date of this Agreement, which may include but are not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys); any expense allowance granted by the Company to the underwriter or any reimbursement of expenses of the underwriter by the Company; expenses for printing, engraving and mailing; compensation of employees while engaged in sales activity; charges of transfer agents, registrars, trustees, escrow holders, depositaries and experts; and expenses of qualification of the sale of the securities under Federal and State laws, including taxes and fees, accountants’ and attorneys’ fees.

“Permitted Investments” means all investments (other than Properties, Loans and short-term investments acquired for purposes of cash management) in which the Company or the Operating Partnership may acquire an interest, either directly or indirectly, including through ownership interests in a Joint Venture or partnership, pursuant to the Charter, Bylaws and the investment objectives and policies adopted by the Board from time to time.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Property” or “Properties” means any real property or properties transferred or conveyed to the Company or the Operating Partnership, either directly or indirectly, and/or any real property or properties transferred or conveyed to a Joint Venture or partnership in which the Company is, directly or indirectly, a co-venturer or partner.

“Property Manager” means an entity that has been retained to perform and carry out at one or more of the Properties property-management services, excluding persons, entities or independent contractors retained or hired to perform facility management or other services or tasks at a particular Property, the costs for which are passed through to and ultimately paid by the tenant at such Property.

“Registration Statement” means a registration statement filed by the Company with the SEC, as amended from time to time, in connection with an Offering.

“REIT” means a “real estate investment trust” under Sections 856 through 860 of the Code.

“SEC” means the United States Securities and Exchange Commission.

“Shares” means the shares of common stock of the Company of any class or series.

“Stockholders” means the registered holders of the Shares.

“Units” means the limited partnership units of the Operating Partnership of any class or series.

“Valuation Guidelines” means the valuation guidelines adopted by the Board, as amended from time to time, for determining the Company’s NAV, the Operating Partnership’s NAV, the NAV per Share for each class of Shares and the NAV per Unit for class of Units.

“2%/25% Guidelines” means the requirement pursuant to the NASAA Guidelines that, in any period of four consecutive fiscal quarters, total Operating Expenses not exceed the greater of 2% of the Company’s Average Invested Assets during such 12-month period or 25% of the Company’s Net Income over the same 12-month period.

ARTICLE 2

APPOINTMENT

The Company and the Operating Partnership hereby appoint the Advisor to serve as their advisor and asset manager on the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.

ARTICLE 3

DUTIES OF THE ADVISOR

The Advisor is responsible for managing, operating, directing and supervising the operations and administration of the Company, the Operating Partnership and their assets. The Advisor undertakes to use its best efforts to present to the Company and the Operating Partnership potential investment opportunities and to provide the Company and the Operating Partnership with a continuing and suitable investment program consistent with the investment objectives and policies of the Company and the Operating Partnership as determined and adopted from time to time by the Board. Subject to the limitations set forth in this Agreement, including Article 4 hereof, and the continuing and exclusive authority of the Board over the management of the Company, the Advisor shall, either directly or by engaging an Affiliate or third party, perform the following duties:

3.01 Organizational and Offering Services. The Advisor shall perform all services related to the organization of the Company and the Operating Partnership or any Offering or private sale of the Company’s or the Operating Partnership’s securities, other than services that (i) are to be performed by the Dealer Manager, (ii) the Company or the Operating Partnership elects to perform directly or (iii) would require the Advisor to register as a broker-dealer with the SEC or any state.

3.02 Acquisition Services.

(i) Serve as the Company’s and the Operating Partnership’s investment and financial advisor and provide relevant market research and economic and statistical data in connection with the Company’s and the Operating Partnership’s assets and investment objectives and policies;

(ii) Subject to Section 4 hereof and the investment objectives and policies of the Company and the Operating Partnership: (a) locate, analyze and select potential investments; (b) structure and negotiate the terms and conditions of transactions pursuant to which investments in Properties, Loans and other Permitted Investments will be made; (c) acquire, originate and dispose of Properties, Loans and other Permitted Investments on behalf of the Company and the Operating Partnership; (d) arrange for financing and refinancing and make other changes in the asset or capital structure of investments in Properties, Loans and other Permitted Investments; and (e) enter into leases, service contracts and other agreements for Properties, Loans and other Permitted Investments;

(iii) Perform due diligence on prospective investments and create due diligence reports summarizing the results of such work;

(iv) Prepare reports regarding prospective investments that include recommendations and supporting documentation necessary for the Directors to evaluate the proposed investments;

(v) Obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of contemplated investments of the Company and the Operating Partnership;

(vi) Deliver to or maintain on behalf of the Company and the Operating Partnership copies of all appraisals obtained in connection with the Company’s and the Operating Partnership’s investments; and

(vii) Negotiate and execute approved investments and other transactions, including prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments.

3.03 Asset Management Services.

(i) Real Estate and Related Services:

(a) Investigate, select and, on behalf of the Company and the Operating Partnership, engage and conduct business with (including enter contracts with) such Persons as the Advisor deems necessary to the proper performance of its obligations as set forth in this Agreement, including but not limited to consultants, accountants, lenders, technical advisors, attorneys, brokers, underwriters, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies, Property Managers and any and all Persons acting in any other capacity deemed by the Advisor necessary or desirable for the performance of any of the foregoing services;

(b) Negotiate and service the Company’s and the Operating Partnership’s debt facilities and other financings;

(c) Monitor applicable markets and obtain reports (which may be prepared by the Advisor or its Affiliates), where appropriate, concerning the value of investments of the Company and the Operating Partnership;

(d) Monitor and evaluate the performance of each asset of the Company and the Operating Partnership and the Company’s and the Operating Partnership’s overall portfolio of assets, provide daily management services to the Company and the Operating Partnership and perform and supervise the various management and operational functions related to the Company’s investments;

(e) Formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of Properties, Loans and other Permitted Investments on an overall portfolio basis;

(f) Consult with the Company’s officers and the Board and assist the Board in the formulation and implementation of the Company’s financial policies, and, as necessary, furnish the Board with advice and recommendations with respect to the making of investments consistent with the investment objectives and policies of the Company and the Operating Partnership and in connection with any borrowings proposed to be undertaken by the Company and the Operating Partnership;

(g) Oversee the performance by the Property Managers of their duties, including collection and proper deposits of rental payments and payment of Property expenses and maintenance;

(h) Conduct periodic on-site property visits to some or all (as the Advisor deems reasonably necessary) of the Properties to inspect the physical condition of the Properties and to evaluate the performance of the Property Managers;

(i) Review, analyze and comment upon the operating budgets, capital budgets and leasing plans prepared and submitted by each Property Manager and aggregate these property budgets into the Company’s and the Operating Partnership’s overall budget;

(j) Coordinate and manage relationships among the Company and the Operating Partnership, on the one hand, and any co-venturers or partners, on the other; and

(k) Consult with the Company’s officers and the Board and provide assistance with the evaluation and approval of potential asset dispositions, sales and refinancings.

(ii) Accounting and Other Administrative Services:

(a) Provide the day-to-day management of the Company and the Operating Partnership and perform and supervise the various administrative functions reasonably necessary for the management of the Company and the Operating Partnership;

(b) From time to time, or at any time reasonably requested by the Board, make reports to the Board on the Advisor’s performance of services to the Company under this Agreement;

(c) Make reports to the Conflicts Committee each quarter of the investments that have been made by other programs sponsored by the Advisor or any of its Affiliates, including KBS Realty Advisors LLC, as well as any investments that have been made by the Advisor or any of its Affiliates directly;

(d) Provide or arrange for any administrative services and items, legal and other services, office space, office furnishings, personnel and other overhead items necessary and incidental to the Company’s and the Operating Partnership’s business and operations;

(e) Provide financial and operational planning services;

(f) Maintain accounting and other record-keeping functions at the Company, the Operating Partnership and investment levels, including information concerning the activities of the Company and the Operating Partnership as shall be required to prepare and to file, as applicable, all periodic financial reports, tax returns and any other information required to be filed with the SEC, the Internal Revenue Service and any other regulatory agency;

(g) Maintain and preserve all appropriate books and records of the Company and the Operating Partnership;

(h) Provide tax and compliance services and coordinate with appropriate third parties, including the Company’s and the Operating Partnership’s independent auditors and other consultants, on related tax matters;

(i) Provide the Company and the Operating Partnership with all necessary cash management services;

(j) Manage and coordinate with the transfer agent the dividend process, redemption process and payments to Stockholders and manage and coordinate the distribution process, redemption process and payments to the partners of the Operating Partnership;

(k) Consult with the Company’s officers and the Board and assist the Board in evaluating and obtaining adequate insurance coverage based upon risk management determinations;

(l) Provide the Company’s officers and the Board with timely updates related to the overall regulatory environment affecting the Company and the Operating Partnership, as well as managing compliance with such matters, including but not limited to compliance with the Sarbanes-Oxley Act of 2002;

(m) Consult with the Company’s officers and the Board relating to the corporate governance structure and appropriate policies and procedures related thereto;

(n) Perform all reporting, record keeping, internal controls and similar matters in a manner to allow the Company and the Operating Partnership to comply with applicable law, including federal and state securities laws and the Sarbanes-Oxley Act of 2002;

(o) Notify the Board of all proposed material transactions before they are completed;

(p) Assist with the calculation of the Company’s NAV, the Operating Partnership’s NAV, the NAV per Share and the NAV per Unit in accordance with the Valuation Guidelines;

(q) Monitor the valuation firms engaged pursuant to the Valuation Guidelines to ensure that each complies with the Valuation Guidelines; and

(r) Do all things necessary to assure its ability to render the services described in this Agreement.

3.04 Stockholder Services.

(i) Manage services for and communications with Stockholders and partners of the Operating Partnership, including answering phone calls, preparing and sending written and electronic reports and other communications;

(ii) Oversee the performance of the transfer agent and registrar;

(iii) Establish technology infrastructure to assist in providing Stockholder support and service and support and service to partners of the Operating Partnership; and

(iv) Consistent with Section 3.01, the Advisor shall perform the various subscription processing services reasonably necessary for the admission of new Stockholders and partners of the Operating Partnership.

3.05 Other Services. Except as provided in Article 7, the Advisor shall perform any other services reasonably requested by the Company (acting through the Conflicts Committee).

ARTICLE 4

AUTHORITY OF ADVISOR

4.01 General. All rights and powers to manage and control the day-to-day business and affairs of the Company shall be vested in the Advisor. The Advisor shall have the power to delegate all or any part of its rights and powers to manage and control the business and affairs of the Company to such officers, employees, Affiliates, agents and representatives of the Advisor or the Company as it may deem appropriate. Any authority delegated by the Advisor to any other Person shall be subject to the limitations on the rights and powers of the Advisor specifically set forth in this Agreement or the Charter.

4.02 Powers of the Advisor. Subject to the express limitations set forth in this Agreement and the continuing and exclusive authority of the Board over the management of the Company, the power to direct the management, operation and policies of the Company shall be vested in the Advisor, which shall have the power by itself and shall be authorized and empowered on behalf and in the name of the Company to carry out any and all of the objectives and purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may in its sole discretion deem necessary, advisable or incidental thereto to perform its obligations under this Agreement.

4.03 Approval by the Board. Notwithstanding the foregoing, the Advisor may not take any action on behalf of the Company without the prior approval of the Board or duly authorized committees thereof if the Charter or Maryland General Corporation Law require the prior approval of the Board. The Advisor will deliver to the Board all documents required by it to evaluate a proposed investment (and any related financing) or disposition.

4.04 Modification or Revocation of Authority of Advisor. The Board may, at any time upon the giving of notice to the Advisor, modify or revoke the authority or approvals set forth in Article 3 and this Article 4 hereof; provided, however, that such modification or revocation shall be effective upon receipt by the Advisor and shall not be applicable to investment transactions to which the Advisor has committed the Company prior to the date of receipt by the Advisor of such notification.

ARTICLE 5

BANK ACCOUNTS

The Advisor may establish and maintain one or more bank accounts in the name of the Company and the Operating Partnership and any subsidiary thereof and may collect and deposit into any such account or accounts, and disburse from any such account or accounts, any money on behalf of the Company or the Operating Partnership, consistent with the Advisor’s authority under this Agreement, provided that no funds shall be commingled with the funds of the Advisor; and the Advisor shall from time to time render, upon request by the Board, its audit committee or the auditors of the Company, appropriate accountings of such collections and payments to the Board, its audit committee and the auditors of the Company, as applicable.

ARTICLE 6

RECORDS AND FINANCIAL STATEMENTS

The Advisor, in the conduct of its responsibilities to the Company and the Operating Partnership, shall maintain adequate and separate books and records for the Company’s and the Operating Partnership’s operations in accordance with GAAP, which shall be supported by sufficient documentation to ascertain that such books and records are properly and accurately recorded. Such books and records shall be the property of the Company and the Operating Partnership, respectively, and shall be available for inspection by the Board and by counsel, auditors and other authorized agents of the Company, at any time or from time to time during normal business hours. Such books and records shall include all information necessary to calculate and audit the fees or reimbursements paid under this Agreement. The Advisor shall utilize procedures to attempt to ensure such control over accounting and financial transactions as is reasonably required to protect the Company’s and the Operating Partnership’s assets from theft, error or fraudulent activity. All financial statements that the Advisor delivers to the

Company and the Operating Partnership shall be prepared on an accrual basis in accordance with GAAP, except for special financial reports that by their nature require a deviation from GAAP. The Advisor shall liaise with the Company’s and the Operating Partnership’s officers and independent auditors and shall provide such officers and auditors with the reports and other information that each so requests.

ARTICLE 7

LIMITATION ON ACTIVITIES

Notwithstanding any provision in this Agreement to the contrary, the Advisor shall not take any action that, in its sole judgment made in good faith, would (i) adversely affect the ability of the Company to qualify or continue to qualify as a REIT under the Code, (ii) subject the Company or the Operating Partnership to regulation under the Investment Company Act of 1940, as amended, (iii) violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company, the Operating Partnership, the Company’s Shares or the Company’s and the Operating Partnership’s other securities, (iv) require the Advisor to register as a broker-dealer with the SEC or any state, or (v) violate the Charter, Bylaws or Operating Partnership Agreement. In the event an action that would violate (i) through (v) of the preceding sentence but such action has been ordered by the Board, the Advisor shall notify the Board of the Advisor’s judgment of the potential impact of such action and shall refrain from taking such action until it receives further clarification or instructions from the Board. Notwithstanding the foregoing, neither the Advisor nor any of its Affiliates shall be liable to the Company, the Operating Partnership, the Board, or the Stockholders for any act or omission by the Advisor or any of its Affiliates, except as provided in Section  15.04 of this Agreement.

ARTICLE 8

MANAGEMENT FEE

8.01 The Company will pay the Advisor a management fee (the “Company Management Fee”) equal to 1.25% of the NAV of the Company per annum payable monthly. The Operating Partnership will pay the Advisor a management fee (the “OP Management Fee” and, together with the Company Management Fee, the “Management Fee”) equal to 1.25% of the aggregate NAV of Units held by unitholders other than the Company and the Company’s wholly owned subsidiaries per annum payable monthly. For purposes of determining the Management Fee, the NAV of the Company and the NAV of the Units will be calculated before giving effect to any accruals for the Management Fee, Distribution Fees, the Performance Allocation (as defined in the Operating Partnership Agreement) or any Distributions payable on Shares or distributions payable on Units. The Advisor shall receive the Management Fees as compensation for services rendered hereunder.

8.02 The Company Management Fee may be paid, at the Advisor’s election, in cash or cash equivalent aggregate NAV amounts of Class I Common Stock or Class I Units. The OP Management Fee may be paid, at the Advisor’s election, in cash or cash equivalent aggregate NAV amounts of Class I Units. Subject to this Section 8.02, if the Advisor elects to receive any portion of its Management Fee in Class I Common Stock or Class I Units, the Advisor may elect to have the Company or the Operating Partnership repurchase such Class I Common Stock or Class I Units from the Advisor at a later date (including any Class I Common Stock or Class I Units issued in a dividend or distribution reinvestment plan or issued as a stock dividend related thereto). Such Class I Common Stock and Class I Units obtained by the Advisor as payment for the Management Fee will not be subject to the redemption limits of the Company’s share redemption program (except as provided below) or any reduction or penalty for an early redemption or otherwise. To the extent that the Advisor elects to receive any portion of the Management Fee in Class I Common Stock, the Company will repurchase such Class I Common Stock (including any Class I Common Stock issued in a dividend or distribution reinvestment plan or issued as a stock dividend related thereto) from the Advisor, at the Advisor’s election, unless such repurchase would both (i) when combined with any redemption requests submitted by Stockholders through the Company’s share redemption program, cause the Company’s aggregate redemptions for such month to exceed 2% of the Company’s aggregate NAV as of the last day of the previous calendar month or, in any calendar quarter, cause the Company’s aggregate redemptions for such quarter to exceed 5% of the Company’s aggregate NAV as of the last day of the previous calendar quarter and (ii) in the sole determination of the Conflicts Committee of the Company, materially adversely affect the liquidity or financial condition of the Company. The Operating Partnership will repurchase any such Units for cash unless the Board determines that any such repurchase for cash would be prohibited by applicable law, the Charter or the Operating Partnership Agreement, in which case such Units will be repurchased for the Company’s Class I Common Stock with an equivalent aggregate NAV, and the Advisor may elect to have the Company repurchase such Class I Common Stock, subject to the limitations of the immediately preceding sentence.

8.03 With respect to any such Shares received as payment for the Management Fee (inclusive of Shares ultimately received in exchange for Class I Units or Class I Common Stock pursuant to the provisions of Section 8.02) (collectively, the “Management Fee Shares”), within six months after a Listing of the Shares, the Advisor and the Company covenant and agree to negotiate in good faith and enter into a registration rights agreement for the Management Fee Shares with terms mutually agreeable to the Company and the Advisor. Such registration rights agreement shall be in customary form for agreements of this type entered into by REITs with institutional investors prior to an initial public offering and will provide for: (a) a long-form “demand” registration right exercisable once by the Advisor; (b) “shelf” registration rights so long as Form S-3 is available to the Company; (c) “piggy-back” registration rights; and (d) in the event of “underwriters’ cut-backs” in relation to a demand registration, a shelf registration or any piggyback registration, the ability of the Company to reduce the number of Management Fee Shares to be registered on a pro rata basis with other registering stockholders.

8.04 In the event this Agreement is terminated or its term expires without renewal, the Advisor will be entitled to receive its prorated Management Fee through the date of termination. Such pro ration shall take into account the number of days of any partial calendar month or calendar year for which this Agreement was in effect.

8.05 In the event the Company or the Operating Partnership commences a liquidation of its Properties, Loans and other Permitted Investments during any calendar year, the Company and the Operating Partnership will pay the Advisor the Management Fee from the proceeds of the liquidation.

ARTICLE 9

EXPENSES

9.01 General. In addition to the Management Fee paid to the Advisor pursuant to Article 8 hereof, the Company or the Operating Partnership shall pay directly or reimburse the Advisor or its Affiliates for all of the expenses paid or incurred by the Advisor or its Affiliates on behalf of the Company or the Operating Partnership or in connection with the services provided to the Company or the Operating Partnership pursuant to this Agreement, including, but not limited to:

(i) Organization and Offering Expenses; provided that within 60 days after the end of the month in which a primary or dividend reinvestment plan Offering terminates, the Advisor shall reimburse the Company to the extent the Company incurred Organization and Offering Expenses in the aggregate exceeding 15% of the Gross Proceeds raised in the applicable completed Offering;

(ii) Acquisition Fees and Acquisition Expenses incurred in connection with the selection, acquisition or origination of Properties, Loans and other Permitted Investments, including such expenses incurred related to assets pursued or considered but not ultimately acquired by the Company or the Operating Partnership, provided that, notwithstanding anything herein to the contrary, the payment of Acquisition Fees and Acquisition Expenses by the Company shall be subject to the limitations contained in the Company’s Charter;

(iii) The actual out-of-pocket cost of goods and services used by the Company or the Operating Partnership and obtained from entities not Affiliated with the Advisor;

(iv) Interest and other costs for borrowed money and financing transactions, including discounts, points and other similar fees;

(v) Taxes and assessments on income or Properties, taxes as an expense of doing business and any other taxes otherwise imposed on the Company, the Operating Partnership and their business, assets or income;

(vi) Out-of-pocket costs associated with insurance required in connection with the business of the Company, the Operating Partnership and by the officers and Directors of the Company;

(vii) Expenses of managing, improving, developing, operating and selling Properties, Loans and other Permitted Investments owned, directly or indirectly, by the Company or the Operating Partnership, as well as expenses of other transactions relating to such Properties, Loans and other Permitted Investments, including but not limited to prepayments, maturities, workouts and other settlements of Loans and other Permitted Investments;

(viii) All out-of-pocket expenses in connection with payments to the Board and meetings of the Board and Stockholders;

(ix) Personnel and related employment costs incurred by the Advisor or its Affiliates in performing the services described in Article 3 hereof, including but not limited to reasonable salaries and wages, benefits and overhead of all employees directly involved in the performance of such services, provided that, no reimbursement shall be made for the salaries and benefits the Advisor or its Affiliates may pay to the Company’s executive officers;

(x) Out-of-pocket expenses of providing services for and maintaining communications with Stockholders, including the cost of preparation, printing, and mailing annual reports and other Stockholder reports, proxy statements and other reports required by governmental entities;

(xi) Audit, accounting and legal fees, and other fees for professional services relating to the operations of the Company and the Operating Partnership and all such fees incurred at the request, or on behalf of, the Board, the Conflicts Committee, the audit committee of the Board or any other committee of the Board;

(xii) Out-of-pocket costs for the Company and the Operating Partnership to comply with all applicable laws, regulations and ordinances;

(xiii) Expenses connected with payments of Distributions made or caused to be made by the Company to the Stockholders and distributions made or caused to be made by the Operating Partnership to its partners;

(xiv) Expenses of organizing, redomesticating, merging, liquidating or dissolving the Company and the Operating Partnership or of amending the Charter, the Bylaws or the Operating Partnership Agreement; and

(xv) All other out-of-pocket costs incurred by the Advisor and its Affiliates in performing its duties hereunder.

9.02 Timing of and Additional Limitations on Reimbursements.

(i) Expenses incurred by the Advisor or its Affiliates on behalf of the Company or the Operating Partnership and reimbursable pursuant to this Article 9 shall be reimbursed no less than monthly to the Advisor or its Affiliates, as applicable. The Advisor shall prepare a statement documenting the expenses of the Company and the Operating Partnership during each quarter and shall deliver such statement to the Company and the Operating Partnership within 45 days after the end of each quarter.

(ii) The following limitation on Operating Expenses shall apply: The Company shall not reimburse the Advisor at the end of any fiscal quarter for Operating Expenses that in the four consecutive fiscal quarters then ended (the “Expense Year”) exceed (the “Excess Amount”) the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year unless the Conflicts Committee determines that such excess was justified, based on unusual and nonrecurring factors that the Conflicts Committee deems sufficient. If the Conflicts Committee does not approve such excess as being so justified, any Excess Amount paid to the Advisor during a fiscal quarter shall be repaid to the Company. If the Conflicts Committee determines such excess was justified, then, within 60 days after the end of any fiscal quarter of the Company for which total reimbursed Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, the Advisor, at the direction of the Conflicts Committee, shall cause such fact to be disclosed to the Stockholders in writing (or the Company shall disclose such fact to the Stockholders in the next quarterly report of the Company or by filing a Current Report on Form 8-K with the SEC within 60 days of such quarter end), together with an explanation of the factors the Conflicts Committee considered in determining that such excess expenses were justified. The Company will ensure that such determination will be reflected in the minutes of the meetings of the Board. All figures used in the foregoing computation shall be determined in accordance with GAAP applied on a consistent basis.

ARTICLE 10

VOTING AGREEMENT

The Advisor agrees that, with respect to any Shares now or hereinafter owned by it, the Advisor will not vote or consent on matters submitted to the stockholders of the Company regarding (i) the removal of the Advisor, a director or any of their Affiliates or (ii) any transaction between the Company and the Advisor, a director or any of their Affiliates. This voting restriction shall survive until such time that the Advisor is both no longer serving as such and is no longer an Affiliate of the Company.

ARTICLE 11

RELATIONSHIP OF ADVISOR, COMPANY AND OPERATING PARTNERSHIP;

OTHER ACTIVITIES OF THE ADVISOR

11.01 Relationship. The Company and the Operating Partnership, on the one hand, and the Advisor, on the other, are not partners or joint venturers with each other, and nothing in this Agreement shall be construed to make them such partners or joint venturers. Nothing herein contained shall prevent the Advisor from engaging in other activities, including, without limitation, the rendering of advice to other Persons (including other REITs) and the management of other programs advised, sponsored or organized by the Advisor or its Affiliates. Nor shall this Agreement limit or restrict the right of any manager, director, officer, employee or equityholder of the Advisor or its Affiliates to engage in any other business or to render services of any kind to any other Person. The Advisor may, with respect to any investment in which the Company or the Operating Partnership is a participant, also render advice and service to each and every other participant therein. The Advisor shall promptly disclose to the Board the existence of any condition or circumstance, existing or anticipated, of which it has knowledge, that creates or could create a conflict of interest between the Advisor’s obligations to the Company and the Operating Partnership and its obligations to or its interest in any other Person.

11.02 Time Commitment. The Advisor shall, and shall cause its Affiliates and their respective employees, officers and agents to, devote to the Company and the Operating Partnership such time as shall be reasonably necessary to conduct the business and affairs of the Company and the Operating Partnership in an appropriate manner consistent with the terms of this Agreement. The Company and the Operating Partnership acknowledge that the Advisor and its Affiliates and their respective employees, officers and agents may also engage in activities unrelated to the Company and the Operating Partnership and may provide services to Persons other than the Company, the Operating Partnership or any of their Affiliates.

11.03 Investment Opportunities and Allocation. The Advisor shall be required to use commercially reasonable efforts to present a continuing and suitable investment program to the Company and the Operating Partnership that is consistent with the investment policies and objectives of the Company and the Operating Partnership, but neither the Advisor nor any Affiliate of the Advisor shall be obligated generally to present any particular investment opportunity to the Company or the Operating Partnership even if the opportunity is of character that, if presented to the Company or the Operating Partnership, could be taken by the Company or the Operating Partnership. In the event an investment opportunity is located, the allocation procedure set forth under the caption “Conflicts of Interest – Certain Conflict Resolution Measures – Allocation of Investment Opportunities” in the most recently effective Registration Statement for the sale of the Company’s Shares, shall govern the allocation of the opportunity among the Company and the Operating Partnership, on the one hand, and Affiliates of the Advisor, on the other.

ARTICLE 12

THE KBS NAME

The Advisor and its Affiliates have a proprietary interest in the name “KBS.” The Advisor hereby grants to the Company and the Operating Partnership a non-transferable, non-assignable, non-exclusive, royalty-free right and license to use the name “KBS” during the term of this Agreement. Accordingly, and in recognition of this right, if at any time the Company and the Operating Partnership cease to retain the Advisor or one of its Affiliates to perform advisory services for the Company and the Operating Partnership, the Company and the Operating Partnership will, promptly after receipt of written request from the Advisor, cease to conduct business under or use the name “KBS” or any derivative thereof and the Company and the Operating Partnership shall change their names and the names of any of their subsidiaries to a name that does not contain the name “KBS” or any other word or words that might, in the reasonable discretion of the Advisor, be susceptible of indication of some form of relationship among the Company and the Operating Partnership, on the one hand, and the Advisor or any its Affiliates, on the other. At such time, the Company and the Operating Partnership will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the word “KBS.” Consistent with the foregoing, it is specifically recognized that the Advisor or one or more of its Affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real estate) and financial and service organizations having “KBS” as a part of their name, all without the need for any consent (and without the right to object thereto) by the Company and the Operating Partnership.

ARTICLE 13

TERM AND TERMINATION OF THE AGREEMENT

13.01 Term. This Agreement shall have an initial term of one year from the date hereof and may be renewed for an unlimited number of successive one-year terms upon mutual consent of the parties. The Company (acting through the Conflicts Committee) will evaluate the performance of the Advisor annually before renewing this Agreement, and each such renewal shall be for a term of no more than one year. Any such renewal must be approved by the Conflicts Committee.

13.02 Termination by Either Party. This Agreement may be terminated upon 60 days written notice without cause or penalty by either the Company (acting through the Conflicts Committee) or the Advisor. The provisions of Articles 1, 10, 12, 13, 15 and 16 shall survive termination of this Agreement.

13.03 Payments on Termination and Survival of Certain Rights and Obligations. Payments to the Advisor pursuant to this Section 13.03 shall be subject to the 2%/25% Guidelines to the extent applicable.

(i) After the termination or expiration of this Agreement, the Advisor shall not be entitled to compensation for further services hereunder except it shall be entitled to receive from the Company or the Operating Partnership within 30 days after the effective date of such termination or expiration all unpaid reimbursements of expenses and all earned but unpaid fees payable to the Advisor prior to termination or expiration of this Agreement.

(ii) The Advisor shall promptly upon termination or expiration:

(a) pay over to the Company and the Operating Partnership all money collected pursuant to this Agreement, if any, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(c) deliver to the Board all assets and documents of the Company and the Operating Partnership then in the custody of the Advisor; and

(d) cooperate with the Company and the Operating Partnership to provide an orderly transition of advisory functions.

ARTICLE 14

ASSIGNMENT

This Agreement may be assigned by the Advisor to an Affiliate with the consent of the Conflicts Committee. The Advisor may assign any rights to receive fees or other payments under this Agreement without obtaining the approval of the Board or the Conflicts Committee. This Agreement shall not be assigned by the Company or the Operating Partnership without the consent of the Advisor, except in the case of an assignment by the Company or the Operating Partnership to a corporation, partnership or other organization that is a successor to all of the assets, rights and obligations of the Company or the Operating Partnership, as applicable, in which case such successor organization shall be bound hereunder and by the terms of said assignment in the same manner as the Company and the Operating Partnership are bound by this Agreement.

ARTICLE 15

INDEMNIFICATION AND LIMITATION OF LIABILITY

15.01 Indemnification of the Advisor and its Affiliates. Except as prohibited by the restrictions provided in this Section 15.01, Section 15.02 and Section 15.03 and subject to any limitations imposed by Maryland General Corporation Law and the Charter, the Company and the Operating Partnership shall indemnify, defend and hold harmless the Advisor and its Affiliates, including their respective officers, directors, equity holders, partners and employees, from all liability, claims, damages or losses arising in the performance of their duties hereunder, and related expenses, including reasonable attorneys’ fees, to the extent such liability, claims, damages or losses and related expenses are not fully reimbursed by insurance. Any indemnification of the Advisor may be made only out of the net assets of the Company and the Operating Partnership and not from Stockholders.

Notwithstanding the foregoing, the Company and the Operating Partnership shall not indemnify the Advisor or its Affiliates for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the particular indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of the Company and the Operating Partnership were offered or sold as to indemnification for violations of securities laws.

15.02 Limitation on Indemnification of the Advisor and its Affiliates. Notwithstanding the foregoing, the Company and the Operating Partnership shall not provide for indemnification of the Advisor or its Affiliates for any liability or loss suffered by any of them, nor shall any of them be held harmless for any loss or liability suffered by the Company and the Operating Partnership, unless all of the following conditions are met:

(i)    The Advisor or its Affiliates have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Company and the Operating Partnership.

(ii)    The Advisor or its Affiliates were acting on behalf of or performing services for the Company or the Operating Partnership.

(iii)    Such liability or loss was not the result of negligence or misconduct by the Advisor or its Affiliates.

15.03 Limitation on Payment of Expenses of the Advisor and its Affiliates. The Company and the Operating Partnership shall pay or reimburse reasonable legal expenses and other costs incurred by the Advisor or its Affiliates in advance of the final disposition of a proceeding only if (in addition to the procedures required by the Maryland General Corporation Law, as amended from time to time) all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Company or the Operating Partnership, (b) the legal proceeding was initiated by a third party who is not a Stockholder or, if by a Stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (c) the Advisor or its Affiliates undertake to repay the amount paid or reimbursed by the Company or the Operating Partnership, together with the applicable legal rate of interest thereon, if it is ultimately determined that the particular indemnitee is not entitled to indemnification.

15.04 Indemnification of the Company and the Operating Partnership. To the fullest and broadest extent permitted by law, the Advisor shall indemnify, defend and hold harmless the Company and the Operating Partnership from contract or other liability, claims, damages, taxes or losses and related expenses including attorneys’ fees, to the extent that such liability, claims, damages, taxes or losses and related expenses (i) are not fully reimbursed by insurance and (ii) are incurred by reason of the Advisor’s bad faith, fraud, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement; provided, however, that the Advisor shall not be held responsible for any action of the Board in following or declining to follow any advice or recommendation given by the Advisor.

ARTICLE 16

MISCELLANEOUS

16.01 Notices. Any notice, report or other communication required or permitted to be given hereunder shall be in writing unless some other method of giving such notice, report or other communication is required by the Charter, the Bylaws or is accepted by the party to whom it is given, and shall be given by being delivered by hand, by overnight mail or other overnight delivery service or by electronic mail to the addresses set forth herein:

To the Company or the Board:

KBS Real Estate Investment Trust III, Inc.

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Attention:

Email:

To the Operating Partnership:

KBS Limited Partnership III

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Attention:

Email:

To the Advisor:

KBS Capital Advisors LLC

800 Newport Center Drive, Suite 700

Newport Beach, California 92660

Attention:

Email:

Any party may at any time give notice in writing to the other party of a change in its address for the purposes of this Section 16.01.

16.02 Modification. This Agreement shall not be changed, modified, terminated or discharged, in whole or in part, except by an instrument in writing signed by both parties hereto, or their respective successors or permitted assigns.

16.03 Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

16.04 Construction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware.

16.05 Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

16.06 Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.07 Gender. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

16.08 Titles Not to Affect Interpretation. The titles of Articles and Sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

16.09 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[The remainder of this page is intentionally left blank.

Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

By:
Charles J. Schreiber, Jr., Chief Executive Officer

KBS LIMITED PARTNERSHIP III

By:	KBS Real Estate Investment Trust III, Inc., as general partner

By:
Charles J. Schreiber, Jr., Chief Executive Officer

KBS CAPITAL ADVISORS LLC

By:	PBren Investments, L.P., a Manager

	By:	PBren Investments, LLC, as general partner

		By:	PBCS Management, LLC, a Manager

By:
Charles J. Schreiber, Jr., Manager

By:	Schreiber Real Estate Investments, L.P., a Manager

	By:	Schreiber Investments, LLC, as general partner

		By:	PBCS Management, LLC, a Manager

By:
Charles J. Schreiber, Jr., Manager